Filed Pursuant to Rule 424(b)(3)

File No. 333-240039

FLAT ROCK CORE INCOME FUND

SUPPLEMENT NO. 2, DATED APRIL 13, 2021

TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED NOVEMBER 23, 2020

This document supplements, and should be read in conjunction with, the Fund’s prospectus and statement of additional information, each dated November 23, 2020, relating to the Fund’s offering of up to $100,000,000 in Common Shares of Beneficial Interest (“Shares”). Terms used and not otherwise defined in this Supplement No. 2 shall have the same meanings as set forth in the Fund’s prospectus and/or statement of additional information.

The prospectus and statement of additional information, each dated November 23, 2020, inadvertently disclosed that the hurdle rate for the Fund’s quarterly income incentive fee is 1.75% (7.0% annually), rather than 1.50% (6.0% annually). As such, the purpose of this supplement is to revise the disclosures relating to the Fund’s incentive fee to accurately reflect the terms of the quarterly income incentive fee as set forth in the investment advisory agreement approved by the Board and attached as an exhibit to the registration statement.

The description of the incentive fee in the sections of the prospectus entitled “PROSPECTUS SUMMARY – Investment Adviser” and “MANAGEMENT OF THE FUND – Investment Adviser” and the section of the statement of additional information entitled “INVESTMENT ADVISORY AND OTHER SERVICES” is updated to reflect the following:

The calculation of the incentive fee on pre-incentive fee net investment income for each quarter is as follows:

•	No incentive fee is payable in any calendar quarter in which the Fund’s pre-incentive fee net investment income does not exceed the hurdle rate of 1.50% per quarter (or an annualized rate of 6.00%);

•	100% of the Fund’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 1.764% (the “catch-up”);

•	15.0% of the amount of the Fund’s pre-incentive fee net investment income, if any, that exceeds 1.764% in any calendar quarter is payable to the Adviser once the hurdle rate is reached and the catch-up is achieved.